Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Steven Quinlan Vice President and CFO 517/372-9200

Neogen reports second quarter results

LANSING, Mich., Dec. 22, 2011 – Neogen Corporation (NASDAQ: NEOG) announced today that its revenues for the second quarter of FY 2012, which ended Nov. 30, increased 2.2% from the previous year’s second quarter to $44,891,000. Net income for the quarter was $5,237,000, or $0.22 per share, compared to the prior year’s second quarter net earnings of $6,110,000, or $0.26 per share.

Year-to-date revenues for the first six months of fiscal year 2012 increased to $90,588,000 from FY 2011’s $86,853,000, an increase of 4.3%. Year-to-date net income for the same six-month period was $11,241,000, or $0.47 per share, compared to $11,935,000, or $0.51 per share, in FY 2011.

“While I am pleased to report that we remain solidly profitable, I am not pleased to report that we did not meet the high expectations we expect from ourselves,” said James Herbert, Neogen’s chief executive officer and chairman. “Going forward, our higher growth should return. Despite the results we are reporting today, the company made solid progress in several fundamental areas during the quarter that we expect to drive future growth.”

The second quarter was the 75th consecutive profitable quarter from operations for the company, and the 79th quarter of the past 84 quarters when Neogen reported revenue increases as compared with the previous year.

“Although we made good progress in our efforts to expand our sales and marketing organizations to spur future growth, we fell short of our revenue and income goals for the quarter,” said Lon Bohannon, Neogen’s chief operating officer. “Significant future opportunities should be realized in the quarters ahead to return Neogen to the growth levels we have come to expect. From growing global markets to expanding worldwide regulations pertaining to food safety, the fundamentals for our business remain solid.”

For the second quarter of its 2012 fiscal year, Neogen’s percentage of revenues from international sources represented 42% of its total revenues, compared to 43% in last year’s second quarter.

“Our balance sheet remains strong, giving us the ability to seize opportunities as the business climate improves and pursue a wide variety of growth strategies,” said Steve Quinlan, Neogen’s chief financial officer.

Neogen’s Animal Safety Division second quarter FY 2012 revenues increased to $22,849,000 from $22,590,000 in the same period last year. For FY 2012’s first six months, the Animal Safety Division’s sales increased 4.6% over FY 2011 year-to-date to $45,264,000. Strong quarterly revenue growth in the division’s animal care lines were offset by decreases in revenues from the company’s rodenticide and disinfectant product lines as well as a decline in GeneSeek agricultural genetic test service business.

Strong divisional performers for the quarter included a double-digit increase in sales of veterinary biologics, including a proprietary equine botulism vaccine, and significant sales increases in companion animal products sold through key veterinary distribution channels. Neogen’s forensic test kit revenues were up 12% in the second quarter compared with the prior year quarter and the launch of an improved substrate product led to an increase in sales of test reagents.

Neogen’s Food Safety Division’s second quarter revenues increased 3.3% to $22,042,000 in FY 2012 from $21,341,000 in FY 2011. Year-to-date, the Food Safety Division’s revenues increased 4.0% to $45,324,000 from $43,593,000 in FY 2011. Second quarter increases in sales of Soleris® test systems used to detect spoilage organisms and Neogen’s AccuPoint® general sanitation test systems were partially offset by a decline in sales of dehydrated culture media. For both the quarter and year-to-date period, Neogen also achieved high double-digit increases in sales of both food and animal safety products from its Mexican and Brazilian subsidiaries.

Gross margins were 50.5% in the second quarter of FY 2012 compared to 51.2% in the same period a year ago, and were 50.4% for the year-to-date, from 52.1% for the same period a year ago. The change in gross margins for both periods was due to changes in product mix and increases in manufacturing expenses. Operating expenses increased by $1,655,000, or 12.9%, in the second quarter of FY 2012 compared to FY 2011, due primarily to an increase of $1,127,000 in sales and marketing expenses. Neogen previously announced an investment in sales and marketing personnel in order to increase future organic sales growth. On a year-to-date basis, operating expenses were 8.1% over the same period from last year, principally for the same reason.

Neogen’s recently released fully quantitative testing methodology for natural toxins is beginning to build sales momentum. The first test launched in the line, Reveal® Q+ for Aflatoxin, is a fully quantitative lateral flow screening test. Aflatoxin is a by-product of mold growth in a wide range of commodities, including corn, and is considered by many to be the most potent, naturally-occurring carcinogen. Because it is a known severe threat to human and animal health, more than 100 countries have established regulatory limits for aflatoxin in commodities intended as human food or animal feed. Follow-up tests in the new testing methodology for two other important natural toxins, deoxynivalenol (DON) and zearalenone, will be launched in Neogen’s third quarter.

Neogen also recently launched an even faster method to rapidly and accurately detect yeast and mold in food products. Neogen’s new Soleris test detects yeast and mold in 48 hours or less — conventional methods take up to 5 days. Tests for yeast and mold comprise approximately 15% of all microbiological tests performed worldwide.

In the third quarter, Neogen also plans to debut the next generation of molecular diagnostics for foodborne pathogens. The innovative testing platform, to be marketed under the trade name ANSR, offers many advantages over existing rapid testing methodologies, including polymerase chain reaction (PCR), by utilizing a unique isothermal reaction test system that is fast, simple and inexpensive. The single-temperature reaction requires only 10 minutes after incubation to deliver DNA-RNA definitive results.

Neogen Corporation develops and markets products dedicated to food and animal safety. The company’s Food Safety Division markets dehydrated culture media, and diagnostic test kits to detect foodborne bacteria, natural toxins, genetic modifications, food allergens, drug residues, plant diseases and sanitation concerns. Neogen’s Animal Safety Division markets a complete line of diagnostics, veterinary instruments, veterinary pharmaceuticals, nutritional supplements, disinfectants, and rodenticides.

NEOGEN CORPORATION UNAUDITED SUMMARIZED CONSOLIDATED OPERATING DATA

(In thousands, except for per share and percentages)

	Quarter ended Nov. 30		Six months ended Nov. 30
	2011	2010	2011	2010
Revenue
Food Safety	$22,042	$21,341	$45,324	$43,593
Animal Safety	22,849	22,590	45,264	43,260

Total revenue	44,891	43,931	90,588	86,853
Cost of sales	22,234	21,443	44,954	41,598

Gross margin	22,657	22,488	45,634	45,255
Other expenses
Sales & marketing	8,631	7,504	16,734	15,016
Administrative	4,173	3,714	8,185	7,576
Research & development	1,710	1,641	3,221	3,438

Total other expenses	14,514	12,859	28,140	26,030

Operating income	8,143	9,629	17,494	19,225
Other income (expense)	(6)	(119)	(53)	(490)

Income before tax	8,137	9,510	17,441	18,735
Income tax	2,900	3,400	6,200	6,800

Net income	$5,237	$6,110	$11,241	$11,935
Net income per diluted share	$0.22	$0.26	$0.47	$0.51

	Quarter ended Nov. 30		Six months ended Nov. 30
	2011	2010	2011	2010
Other information:
Shares to calculate per share	23,974	23,729	24,001	23,599
Depreciation & amortization	$1,532	$1,325	$2,911	$2,584
Interest income	26	28	48	57
Gross margin (% of sales)	50.5%	51.2%	50.4%	52.1%
Operating income (% of sales)	18.1%	21.9%	19.3%	22.1%
Revenue increase vs. FY 2011	2.2%		4.3%
Net income decrease vs. FY 2011	-14.3%		-5.8%

NEOGEN CORPORATION SUMMARIZED CONSOLIDATED BALANCE SHEET DATA

(In thousands)

	Nov. 30	May 31
	2011	2011
	(Unaudited)	(Audited)
Assets
Current assets
Cash & investments	$55,606	$56,083
Accounts receivable	31,869	28,634
Inventory	36,425	31,994
Other current assets	6,518	5,791

Total current assets	130,418	122,502
Property & equipment	28,888	22,340
Goodwill & other assets	75,012	74,820

Total assets	$234,318	$219,662

Liabilities & Equity
Current liabilities	$18,409	$17,797
Long-term debt
Other long-term liabilities	12,783	12,887
Equity: Shares outstanding 23,527 in Nov. & 23,291 in May	203,126	188,978

Total liabilities & equity	$234,318	$219,662

Certain portions of this news release that do not relate to historical financial information constitute forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties. Actual future results and trends may differ materially from historical results or those expected depending on a variety of factors listed in Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Company’s most recently filed Form 10-K.

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